                                                               EXHIBIT d(10)(ii)

                                   SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                       WELLINGTON MANAGEMENT COMPANY, LLP

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
SERIES                                                  ANNUAL SUB-ADVISER FEE*
--------------------------------           ---------------------------------------------
                                           (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
                                                       0.45%-First $100 million
ING LargeCap Growth Fund and                           0.30%-Next $1.4 billion
ING VP LargeCap Growth Portfolio                       0.25%-Over $1.5 billion
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*    For purposes of calculating fees under this Agreement, the assets of the
     Series shall be aggregated with the portion of the assets of any other affiliated accounts of the Manager managed by the Sub-Adviser in a similar investment mandate (together, the "Aggregated Assets"). The Aggregated
     Assets will be applied to the above schedule and the resulting fee shall be prorated back to the Series and other affiliated accounts accordingly.